UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS OF

AMPLIFY INSURANCE COMPANY

The undersigned, being all of the directors of Amplify Insurance Company, an Arizona life insurance company (the “Corporation”), do hereby consent to the taking of the following actions in lieu of a meeting and do hereby adopt the following resolutions by written consent in lieu of a meeting of the Board of Directors of the Corporation (the “Board”) effective as of December 22, 2022:

WHEREAS, it is deemed desirable and in the best interests of the Corporation that the Corporation:

NOW, THEREFORE, BE IT RESOLVED that, pursuant to applicable law, the undersigned, being all of the members of the Board, hereby consent to, approve, and adopt the following:

APPROVAL OF SEPARATE ACCOUNTS

RESOLVED: That the Corporation be, and it hereby is, authorized to establish and maintain separate accounts pursuant to Section 20-651 of the Arizona Insurance Code, as it may be amended from time to time, and to take any other steps necessary or appropriate to act under and comply with the requirements of such law and any related requirements.

RESOLVED: That the officers of the Corporation be, and they hereby are, authorized and directed to take any and all actions, on or behalf of the Corporation, that they, or any of them, may deem necessary or appropriate to effectuate the purpose of the foregoing resolution.

IN WITNESS WHEREOF, the undersigned, being all of the members of the Board, do hereby execute this consent effective as of the date first above written.

BOARD OF DIRECTORS:

/s/ Joseph Evangelista

Joseph Evangelista

/s/ Jing Huang

Jing Huang

/s/ Mary Jo Hudson

Mary Jo Hudson

/s/ Lu Ma

Lu Ma

/s/ Stephen Napoli

Stephen Napoli

/s/ Hanna Wu

Hanna Wu